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                                                                    EXHIBIT 4.11


                         KEYBANK NATIONAL ASSOCIATION
                                COMMERCIAL NOTE


$4,500,000.00                                                  February 29, 2000
                                                                 Portland, Maine

     FOR VALUE RECEIVED, the undersigned (hereinafter called "Borrower") promises to pay to the order of KeyBank National Association, a national banking association having a place of business at One Canal Plaza, Portland, Maine 04101-4035 (hereinafter called "Bank"), said Bank being a wholly-owned subsidiary of KeyCorp, having a principal place of business at 127 Public Square, Cleveland, Ohio 44114-1306 (hereinafter called "KeyCorp"), at any office of said Bank, the principal sum of Four Million Five Hundred Thousand and 00/100ths Dollars ($4,500,000.00), or so much thereof as from time to time may be outstanding and advanced pursuant to a Construction Loan Agreement of even date, together with interest on the unpaid principal balance computed at a rate and according to the terms indicated below:

1.   MATURITY DATE:

     April 30, 2000

2.   INTEREST RATE:

     A variable Interest Rate equal to Bank's Prime Rate (the "Index"), plus zero percent (0.0%) per year. The Index is hereinafter defined in this Note. The Bank will adjust the variable Interest Rate from time to time effective immediately on the date of each Index change. At the present time, the Index is eight and one half percent (8.50%) and the Interest Rate is eight and one half percent (8.50%).

3.   PAYMENT TERMS:

     Interest only shall be payable monthly commencing March 29, 2000, and on the 29/th/ day of each month thereafter until the Maturity Date when the remaining unpaid principal plus accrued interest shall be due and payable.

4.   AGREEMENT:

     A. This Note is executed under the terms of a Construction Loan Agreement of even date.

     B. This Note is executed under the terms of a Term Sheet dated January 19, 2000.
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5.   SECURITY:

     This Note is secured by property described in a First Leasehold Mortgage, Security Agreement and Fixture Filing of even date to be recorded in the Bristol
(MA) County Registry of Deeds on Borrower's leasehold estate in property located at the New Bedford Industrial Park, New Bedford, Massachusetts all pursuant to a certain Sublease dated January 4, 2000, between Borrower, as Sublessee, and the New Bedford Redevelopment Authority, as Sublessor.

     In addition, Borrower agrees to provide Bank with additional collateral upon demand when and if Bank, in good faith, deems itself insecure. Upon any Event of Default, Borrower agrees that Bank shall have the right, without notice, to reduce to possession and to set-off against any and all obligations and liabilities of Borrower, any account, deposit or other property of Borrower coming into Bank's possession, or any other claim of Borrower against Bank.

     The collateral which secures this Note shall also be deemed to secure all other obligations and liabilities of Borrower to Bank or any KeyCorp affiliate, now existing or hereafter arising, matured or unmatured, direct or contingent, whether evidenced by a note or other instrument or otherwise, including any and all renewals, extensions, modifications and substitutions thereof.

6.   DEFINITION OF INDEX:

     "The Index" means that interest rate established by Bank as its Prime Rate, whether or not such rate is publicly announced. The Index may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

7.   INTEREST RATE CALCULATION:

     The Borrower shall pay interest at the rate indicated above. Interest shall be computed on the basis of a 360 day year. This means that each day a periodic rate is calculated by dividing the Interest Rate by 360. This daily rate is then applied to the outstanding balance to determine each day's interest.

8.   APPLICATION OF PAYMENTS:

     Each payment received on this Note shall be applied first to unpaid late charges or other costs due Bank from Borrower (if any), then to interest billed, and the balance, if any, to principal. Interest shall accrue (if not timely paid) to the date payment is received.

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9.   ADDITIONAL CHARGES IF PAYMENT NOT PAID WHEN DUE:

     Borrower shall pay to Bank, prior to maturity, for each payment of principal or interest not paid in full within ten (10) days after its due date, a late fee equal to the greater of five percent (5%) of the amount of such payment or Fifty Dollars ($50), but not more than One Thousand Dollars ($1,000). All delinquency charges shall each become an additional part of the unpaid balance, together with, also as an additional part of the unpaid balance, all costs, expenses, and reasonable Attorneys' Fees (as that term is hereinafter defined) incurred with respect to any of the following: consultation with the Bank in connection with this loan, in collection of all or part of this Note, foreclosure of any mortgage or security interest which may secure either the debt hereunder or any guaranty thereof (including, but not limited to, fees, costs and expenses of appraisals, re-appraisals, environmental or other studies, and all actions taken in response thereto or in connection therewith), any act to protect or sustain the lien of any such mortgage or security agreement, any litigation or controversy arising from or connected with this Note or any mortgage or security agreement which may secure this Note (including, without limitation, any counterclaim or crossclaim or other action asserted against Bank by Borrower or any Other Obligors [as that term is hereinafter defined] or any third parties), or any act to protect, enforce or release any of Bank's rights or remedies under this Note (including with respect to the existence or extent of the rights of Bank under this provision) or with regard to any collateral which may now or in the future secure this Note, or with regard to or against Borrower or any endorser, guarantor or surety of this Note (said endorsers, guarantors and sureties of this Note hereinafter collectively called "Other Obligors"). The payment of any additional charges provided for in this paragraph shall not be construed as an extension of the date when payment is due (on demand, at maturity or by acceleration).

     As used herein, the term "Attorneys' Fees" shall mean the fees and charges imposed by any lawyer or lawyers or law firm retained by Bank (the "Attorney") and may include, without limitation, time and charges for professional services rendered by attorneys or paralegals (collectively, "Fees"), and for photocopies, telecopies, long distance telephone calls, computerized legal research, mileage, filing fees, recording fees and other costs, and third party expert and consultant fees (collectively, "Disbursements").

     Borrower understands and acknowledges that the provisions of this Note relating to Bank's right to collect Attorneys' Fees, Fees and Disbursements are a material inducement to the extension of credit to Borrower hereunder.

10.  DEFAULT RATE:

     After maturity (whether by acceleration or otherwise), or for any period during which Borrower or any Other Obligors shall be in default of any material provision of this Note or any other loan document, and until actual payment of all amounts owing and/or satisfaction of any and all non-payment Defaults, the principal of this Note and the unpaid interest, Attorney's Fees, Fees and Disbursements thereon, shall bear interest at a rate per annum equal to the greater of three percent (3%) in excess of the highest applicable Interest Rate herein, or

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sixteen percent (16%). Such increase is in addition to all of the other rights and remedies of Bank hereunder. Failure of Bank to exercise this right shall not constitute a waiver or relinquishment of Bank's right to enforce this remedy in the future.

11.  PREPAYMENT:

     Bank hereby grants to Borrower, and any other party liable hereto, the privilege, without prepayment premium, of making prepayment in full of the principal balance hereof or of making partial payments of the balance of principal hereof at any time.

     All partial prepayments shall be credited to principal in inverse order of maturity.

12.  EVENTS OF DEFAULT AND ACCELERATION:

     In addition to the other events of default hereinbefore set forth, Borrower shall be in default of this Note upon the occurrence of any of the following events (a "Default" or an "Event of Default"):

     (1) Default in the payment or performance of any obligations or liabilities of Borrower to Bank (whether under this Note or otherwise) or any KeyCorp affiliate; (2) If any warranty, representation, or statement made or furnished to Bank by or on behalf of Borrower in connection with this Note proves to have been false in any material respect; (3) Uninsured loss, theft, substantial change, destruction, sale or encumbrance to or of the collateral, or the making or suffering of a levy, seizure, or attachment thereon; (4) If the collateral securing this Note or any Guaranty of this Note is used in any way which threatens confiscation or seizure by legal authorities; (5) Dissolution, termination of existence, insolvency, business failure, bankruptcy, reorganization, appointment of a receiver of any part of the property or assignment for the benefit of creditors by, or the commencement of any proceedings under, a bankruptcy or insolvency law by or against Borrower or any Other Obligors; (6) Any event which results in the acceleration of the maturity of the indebtedness of Borrower to others; (7) If Bank, in good faith, deems itself insecure because the prospect of payment, performance of a warranty or agreement, or the value or priority of the security interest are impaired; (8) If the collateral, or any part thereof, is located at premises leased to or rented by the Borrower, a failure on the Borrower's part to pay rent or otherwise abide by the terms of the lease; (9) Default in the performance of the terms of any Term Sheet, Commitment Letter, Loan Agreement or other Agreement executed by the parties; (10) Transfer, sale or redemption of the stock of the Borrower, in whole or in part, or if Borrower shall enter into or otherwise be a constituent entity in respect of any merger, consolidation or corporate reorganization.

13.  WAIVER OF JURY TRIAL:

     BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL, WHETHER ARISING UNDER THE MAINE CONSTITUTION, THE MASSACHUSETTS CONSTITUTION, THE UNITED STATES CONSTITUTION, OR ANY STATE OR

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FEDERAL STATUTE, REGULATION, COMMON LAW, OR RULE OF CIVIL PROCEDURE, WITH
RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE OR ANY RELATED LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ACCEPT THIS NOTE AND TO ENTER INTO THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATION CONTAINED HEREIN.

14.  GOVERNING JURISDICTION:

     This Note and all actions taken pursuant hereto shall be governed in all respects by the laws of the State of Maine.

15.  WAIVER:

     Borrower and Other Obligors hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or dishonor and protest of this Note.

16.  MISCELLANEOUS:

     This Note evidences a loan for business and/or commercial purposes.

     This Note is to take effect as a sealed instrument.

     BORROWER ACKNOWLEDGES RECEIPT OF A COPY OF THIS NOTE, AND ATTESTS THAT ALL PROCEEDS ARE TO BE USED FOR THE PURPOSE(S) REPRESENTED TO BANK IF ANY REPRESENTATIONS ARE MADE.

ATTEST:                                 BORROWER:
                                        AEROVOX INCORPORATED


Stanley B. Kay                          By:  F. Randal Hunt
Witness                                      Name: F. Randal Hunt
                                             Title: Vice President, Finance

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